As filed April 4, 2018	File No. 333-______

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

American-Swiss Capital, Inc.
(Name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	6799 (Primary Standard Industrial Classification Code Number)	46-3570856 (I.R.S. Employer Identification No.)

1110 Brickell Avenue, Suite 430, Miami, Florida 33131
(305) 853-8178
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Karatzaferis, President and Chief Executive Officer
American-Swiss Capital, Inc.
1110 Brickell Avenue, Suite 430, Miami, Florida 33131
(305) 853-8178
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications to:
Fay Matsukage, Esq., Doida Law Group LLC
8480 East Orchard Road, Suite 2000
Greenwood Village, Colorado 80111
(720) 306-1001

Approximate date of proposed sale to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definition of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for not complying with any new or revised financial accounting provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common stock, $0.0001 par value (3)	5,000,000	$1.00	$5,000,000	$622.50

(1)
Pursuant to Rule 416 under the Securities Act of 1933, the securities being registered hereunder include such indeterminate number of additional shares of common stock as may be issued after the date hereof as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(a) under the Securities Act of 1933.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated April 4, 2018

PRELIMINARY PROSPECTUS

A Minimum of 1,250,000 and a Maximum of 5,000,000 Shares of Common Stock

American-Swiss Capital, Inc.

Purchase Price: $1.00 per share
Minimum Offering: $1,250,000
Maximum Offering: $5,000,000

This is the initial public offering of our shares of our common stock. We are offering for sale a minimum of 1,250,000 and a maximum of 5,000,000 shares of common stock at a fixed price of $1.00 per share for the duration of this offering (the “Offering”). Prior to this Offering, no public market has existed for our common stock. Upon completion of this Offering, we will attempt to have the shares quoted on the OTCQB operated by the OTC Markets Group. There is no assurance that the shares will ever be quoted on the OTCQB. To be quoted on the OTCQB, a market maker must apply to make a market in our common stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares.

The Offering is a direct public offering being conducted on a self-underwritten, “best efforts, minimum-maximum” basis which means (i) we will not use the services of an underwriter and our executive officer and directors will attempt to sell the shares directly to investors; and (ii) the Offering will be terminated in the event the minimum number of subscriptions set forth herein are not received and accepted by the Company. The intended methods of communication with potential investors include, without limitation, telephone and personal contacts. Our executive officer and directors may also reach out to personal contacts such as family, friends and acquaintances and may conduct investment presentations in the form of a roadshow at various investor conferences. Our executive officer and directors will not receive commissions or any other remuneration from any sales of shares under this Offering.

Until the Company has received subscriptions and payment for a minimum of 1,250,000 shares ($1,250,000) subscription proceeds will be deposited in a non-interest bearing escrow account with and held in escrow by Broadridge, as escrow agent. After closing on the minimum offering, subscription proceeds will not be deposited into the escrow account and held in escrow, but rather, will be paid directly to us.

The shares will be offered for sale for a period of 180 days from the date of this prospectus, unless extended by our board of directors for a period or periods of up to an aggregate of an additional 180 days. If a minimum of 1,250,000 shares is not sold within the time period established by our board of directors, we will terminate this offering and all money received will be promptly refunded to investors without deduction. We will not charge fees on funds returned if the minimum offering is not reached. Once the minimum of 1,250,000 shares is reached, any subsequent subscription proceeds will be paid directly to us and will not be held in a segregated or escrow account.

We are an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and as such, may elect to comply with certain reduced public company reporting requirements for future filings.

The purchase of the shares of common stock offered through this prospectus involves a high degree of risk. See the section of this prospectus entitled “Risk Factors” beginning at page 8.

THE SECURITIES BEING OFFERED ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. THEY SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. SEE “RISK FACTORS” BEGINNING ON PAGE 8 OF THIS PROSPECTUS FOR A DISCUSSION OF INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE WILL NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION HAS BEEN CLEARED OF COMMENTS AND IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OF SALE IS NOT PERMITTED.

The date of this prospectus is ____________, 2018.

Until _________, 2018 (the 40th day after the date of this prospectus), all dealers effecting transactions in our shares, whether or not participating in this offering, may be required to make available a prospectus.  This is in addition to the obligation of dealers to make available a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Forecasts

Certain data are also based on our good faith estimates, which are derived from management’s knowledge of the industry and independent sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but there can be no assurance as to the accuracy or completeness of included information. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied upon therein. Statements as to our market position are based on market data currently available to us. While we are not aware of any misstatements regarding the industry data presented herein, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus. Similarly, we believe our internal research is reliable, even though such research has not been verified by any independent sources.

Trademarks and Copyrights

We do not currently own or have rights to trademarks or trade names other than our corporate name, logos and website names. In addition, we do not currently own or have the rights to copyrights, trade secrets and other proprietary rights that protect the content of our products and the formulations for such products. This prospectus may also contain trademarks, service marks and trade names of other companies, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks, trade names or products in this prospectus is not intended to, and should not be read to, imply a relationship with or endorsement or sponsorship of us. Solely for convenience, some of the copyrights, trade names and trademarks referred to in this prospectus are listed without their ©, ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our copyrights, trade names and trademarks. All other trademarks are the property of their respective owners.

 CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of the federal securities laws that involve risks and uncertainties. Forward-looking statements include statements we make concerning our plans, objectives, goals, strategies, future events, future revenues or performance, capital expenditures, financing needs and other information that is not historical information. Some forward-looking statements appear under the headings “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” When used in this prospectus, the words “estimates,” “expects,” “anticipates,” “projects,” “forecasts,” “plans,” “intends,” “believes,” “foresees,” “seeks,” “likely,” “may,” “might,” “will,” “should,” “goal,” “target” or “intends” and variations of these words or similar expressions (or the negative versions of any such words) are intended to identify forward-looking statements. All forward-looking statements are based upon information available to us on the date of this prospectus.

These forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to differ materially from the results discussed in the forward-looking statements, including, among other things, the matters discussed in this prospectus in the sections captioned “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” Some of the factors that we believe could affect our results include future business and financial performance or conditions, anticipated sales growth across markets, distribution channels and product categories, competition from larger, more established companies with greater economic resources than we have, expenses and gross margins, profits or losses, financing and working capital requirements and resources, control by our principal equity holders and the other factors set forth herein, including those set forth under “Risk Factors.”

There are likely other factors that could cause our actual results to differ materially from the results referred to in the forward-looking statements. All forward-looking statements attributable to us in this prospectus apply only as of the date of this prospectus and are expressly qualified in their entirety by the cautionary statements included in this prospectus. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after the date made or to reflect the occurrence of unanticipated events, except as required by law.

PROSPECTUS SUMMARY

This summary highlights material information concerning our business and this offering. This summary does not contain all of the information that you should consider before making your investment decision. You should carefully read the entire prospectus and the information incorporated by reference into this prospectus, including the information presented under the section entitled “Risk Factors” and the financial data and related notes, before making an investment decision. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from future results contemplated in the forward-looking statements as a result of factors such as those set forth in “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “American-Swiss” the “Company,” “we,” “our,” “ours” or “us” refer to American-Swiss Capital, Inc., a Delaware corporation.

Our Company

Our business is to seek under-valued distressed properties worldwide, with current focus on the European market.  We propose to renovate, develop, add value, and then generate high rates of return on these investments.  We have located an initial property and transaction pursuant to this business plan.

Our principal office is located at 1110 Brickell Avenue, Suite 430, Miami, Florida 33131 and our telephone number is (305) 853-8178. Our corporate website address is www.as-capital.com. Information contained on, or accessible through, our website is not a part of, and is not incorporated by reference into, this prospectus.

Emerging Growth Company Status

We are an “emerging growth company” as defined in Section 2(a)(19) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We intend to take advantage of all of these exemptions.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards, and delay compliance with new or revised accounting standards until those standards are applicable to private companies. We have elected to take advantage of the benefits of this extended transition period.

We could be an emerging growth company until the last day of the first fiscal year following the fifth anniversary of our first common equity offering, although circumstances could cause us to lose that status earlier if our annual revenues exceed $1.0 billion, if we issue more than $1.0 billion in non-convertible debt in any three-year period or if we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Smaller Reporting Company. We also qualify as a “smaller reporting company” under Rule 12b-2 of the Exchange Act, which is defined as a company with a public equity float of less than $75 million. To the extent that we remain a smaller reporting company at such time as we are no longer an emerging growth company, we will still have reduced disclosure requirements for our public filings some of which are similar to those of an emerging growth company, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and the reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements.

The Offering

Issuer	American-Swiss Capital, Inc.

Common stock	Up to 5,000,000 shares of common stock offered by us with a minimum offering of 1,250,000 shares of common stock.

Common stock outstanding before this offering	4,775,666 shares

Common stock to be outstanding after this offering.	6,025,666 shares upon completion of minimum offering and 9,775,666 shares upon completion of maximum offering[1]

Offering price per share of common stock	Shares offered by us: $1.00. See “Plan of Distribution.”

Total Offering	A minimum of 1,250,000 shares ($1,250,000) and a maximum of 5,000,000 shares ($5,000,000)

Proposed U.S. quotation
We intend to apply for quotation of our common stock on the OTCQB Marketplace after we register our common stock under the Securities Exchange Act of 1934, as amended (“Exchange Act”), following the termination of this offering. In other words, we are not subject to the requirements of the Exchange Act by reason of this offering. There is no assurance that our common stock will be quoted or that our application will be approved by the OTC Markets Group for quotation on the OTCQB.

Plan of distribution
The Offering is a direct public offering being conducted on a self-underwritten, “best efforts, minimum-maximum” basis, which means (i) we will not use the services of an underwriter and our executive officer and directors will attempt to sell the shares directly to investors; and (ii) the Offering will be terminated in the event the minimum number of subscriptions set forth herein are not received and accepted by us. The intended methods of communication with potential investors include, without limitation and personal contacts. Our executive officer and directors may also reach out to personal contacts such as family, friends and acquaintances and may conduct investment presentations in the form of a roadshow at investor conferences. Our executive officer and directors will not receive commissions or any other remuneration from any sales of shares in this offering.

Until the Company has received subscriptions and payment for a minimum of 1,250,000 shares ($1,250,000) subscription proceeds will be deposited in a non-interest bearing escrow account with and held in escrow by Broadridge, as escrow agent. After closing on the minimum offering, subscription proceeds will not be deposited into the escrow account and held in escrow, but rather, will be paid directly to the Company.

In offering the shares on our behalf, our executive officer and directors will rely on the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in the sale of the securities of such issuer.

The shares will be offered for sale for a period of 180 days from the date of this prospectus, unless extended by our board of directors for period or periods of up to an aggregate of an additional 180 days.

1 Does not include up to 61,350 shares issuable upon conversion of certain promissory notes.  See “Certain Relationships and Related Transactions.”

The Company

Organization
We were incorporated under the laws of the State of Delaware on July 2, 2013. Our principal office is located at 1110 Brickell Avenue, Suite 430, Miami, Florida 33131. Our telephone number is (305) 853-8178.

Capitalization
Our certificate of incorporation provides for the issuance of up to 100,000,000 shares of common stock, par value $0.0001, and 20,000,000 shares of preferred stock, par value $0.0001. As of the date of this prospectus there are 4,775,666 shares of our common stock issued and outstanding. No shares of preferred stock have been issued.

Management	Our Chief Executive Officer, Secretary and Treasurer is John Karatzaferis. Mr. Karatzaferis and Robert Sultani serve as our Board of Directors.

Dividend policy	We have never paid cash dividends on our common stock and we do not anticipate paying any cash dividends in the foreseeable future. See “Dividend Policy.”

Going concern
Management has expressed substantial doubt about our ability to continue as a going concern given our lack of operating history and the fact that to date we have had no revenues. Potential investors should be aware that there are difficulties associated with being a new venture, and the high rate of failure associated with this fact. We have an accumulated deficit of $425,253 at December 31, 2017 and have had no revenues to date. Our future is dependent upon our ability to obtain financing and upon future profitable operations. These factors raise substantial doubt that we will be able to continue as a going concern.

Our business
We were originally incorporated in July 2013 under the name “Rock Run Acquisition Corporation” for the purpose of engaging in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.  In March 2015, a group of investors effected a change of control, changed the name of the Company to “American-Swiss Capital, Inc.” and John Karatzaferis as appointed the sole officer and director of the Company.

We have decided to seek undervalued distressed properties and are currently focusing on the European market. In February 2017, we entered into an agreement to acquire an apartment complex in Tivat, Montenegro, by acquiring its owner, Indego D.O.O. Tivat, a Montenegro company (“Indego”).  We have negotiated with the bank that owns the mortgage on the property to restructure the debt from approximately $4.8 million to approximately $1.9 million.  The proceeds from this Offering will be used to pay the restructured debt.

We also have an opportunity to acquire land on the Tivat Bay in Montenegro, for the purpose of building villas in a gated community development (the “Kovac Gated Community”).

Use of proceeds
We expect to receive proceeds from our direct public offering of a minimum of $1,250,000 and a maximum of $5,000,000, based upon a public offering price of $1.00 per share of common stock. We intend to use the net proceeds for the following purposes in the following order: (a) first towards the fees and expenses associated with this offering of up to $85,000, including legal, auditing, accounting, escrow agent, transfer agent, financial printer and other professional fees; (b) the next $153,000 to repay notes to related parties; (c) the next $1,000,000 to purchase the land for the Kovac Gated Community; (d) the next $676,000 for roads and infrastructure, the construction and furnishing of a prototype villa, and marketing costs for the Kovac Gated Community project; (e) the next $1,920,000 toward the satisfaction of debt owed on the real estate property owned by Indego; and the balance of capital raised toward additional working capital and general corporate purposes. See “Use of Proceeds.”

Risk factors	See “Risk Factors” beginning on page 8 of this prospectus for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

SUMMARY HISTORICAL FINANCIAL DATA

The following table presents our summary historical financial data for the periods indicated. The summary historical financial data for the years ended December 31, 2017 and 2016 and the balance sheet data as of December 31, 2017 and 2016 are derived from the audited financial statements.

Historical results are included for illustrative and informational purposes only and are not necessarily indicative of results we expect in future periods, and results of interim periods are not necessarily indicative of results for the entire year. You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and related notes appearing elsewhere in this prospectus.

	For the Years Ended December 31,
	2017	2016

Statement of Operations Data
Total operating expenses	$195,727	$29,585
Net loss	$(217,161)	$(29,585)
Net loss per share, basic and diluted	$(0.046)	$(0.006)

Balance Sheet Data (at period end)
Cash	$1,885	$—
Working capital (deficit )(1)	$(193,049)	$(73,625)
Total assets	$2,916	$—
Total liabilities	$194,934	$73,625
Stockholders’ deficit	$(192,018)	$(73,625)

(1) Working capital represents total current assets less total current liabilities.

RISK FACTORS

An investment in our securities involves a high degree of risk and many uncertainties.  You should carefully consider the specific factors listed below, together with the cautionary statement that follows this section and the other information included in this prospectus, before purchasing our shares in this offering.  If one or more of the possibilities described as risks below actually occur, our operating results and financial condition would likely suffer and the trading price of our securities could fall, causing you to lose some or all of your investment in the securities we are offering.  The following is a description of what we consider the key challenges and material risks to our business and an investment in our securities.

Risks Related to Our Business

While our 2017 audited financial statements assume we will continue our operations on a going concern basis, the opinion of our independent auditors on those financial statements contained an explanatory paragraph stating that there is substantial doubt about our ability to continue as a going concern.

The opinion of our independent auditors on our 2017 audited financial statements contained a paragraph stating that there is substantial doubt about our ability to continue as a going concern. As discussed in Note 2 to such audited financial statements, our present financial situation raises substantial doubt about our ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 2. Such financial statements were prepared under the assumption that we will continue our operations on a going concern basis, which contemplates the realization of assets and the discharge of liabilities in the normal course of business. Our financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern. If we sustain unanticipated losses and we cannot continue as a going concern, our stockholders may lose all of their investment in the Company.

Because we have a limited operating history to evaluate our Company, the likelihood of our success must be considered in light of the problems, expenses, difficulties, complications and delay frequently encountered by a new company.

We have a limited operating history. As of December 31, 2017, we had cash on hand of $1,885 and $1,031 of property and equipment. At that same date our liabilities totaled $194,934. As at December 31, 2017, we had a stockholders’ deficit of $192,018.

The Company will require additional funding to execute its future strategic business plan. Successful business operations and its transition to attaining profitability is dependent upon obtaining additional financing and achieving a level of revenue adequate to support its cost structure. The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the outcome of this uncertainty.

If we need additional capital to fund our growing operations, we may not be able to obtain sufficient capital and may be forced to limit the scope of our operations.

Because we have not reported profitable operations to date, we may need to raise working capital. If adequate additional financing is not available on reasonable terms or at all, we may not be able to execute our business plan, and we will have to modify our business plans accordingly.

Even if we do find a source of additional capital, we may not be able to negotiate terms and conditions for receiving the additional capital that are acceptable to us. Any future capital investments will dilute or otherwise materially and adversely affect the holdings or rights of our existing stockholders. In addition, new equity or convertible debt securities issued by us to obtain financing could have rights, preferences and privileges senior to our common stock. We cannot give you any assurance that any additional financing will be available to us, or if available, will be on terms favorable to us.

We have a significant amount of debt, all of which is in default.

As of February 28, 2018, we had outstanding loans in the aggregate principal amount of $119,500, all of which are in default.  While we are in discussion with the lenders, both of which are related parties, the debt instruments give the lenders the right to assert a lien on our assets in the event of default.  If we are unable to repay any of this debt, a decision by the lender to foreclose on its security interest would materially and adversely affect our future.

We are dependent upon the proceeds of this offering to acquire the properties in Montenegro.

As reflected in our financial statements, we had cash of $1,885 at December 31, 2017.  Accordingly, we are dependent upon the proceeds of this offering to purchase the land for the Kovac Gated Community project and to pay the restructured amount to the bank to acquire the apartment complex mortgaged by Indego.  If this offering is not successful, we will not be able to obtain conveyance of any properties to us.  As of the date of this prospectus, we do not have any other sources to acquire the land for the Kovac Gated Community project or for payment of the mortgage loan.

We are subject to risks associated with investments in real estate.

The value of our proposed property and our projected income therefrom may decline due to developments that adversely affect real estate generally and those that are specific to our proposed property. General factors that may adversely affect our potential real estate holdings include:

•	increases in interest rates;

•	adverse changes in foreign exchange rates;

•	a decline in prevailing rental rates for the properties we intend to own and lease;

•	a general tightening of the availability of credit and project financing facilities;

•	a decline in economic conditions in Montenegro;

•	an increase in competition for customers or a decrease in demand by customers for the properties we plan to acquire and offer for sale;

•	a decline in prevailing sales prices for the properties we intend to acquire and offer for sale

•	an increase in supply in Montenegro of property types similar to that proposed to be developed and/or acquired by us;

•	declines in consumer spending during an economic recession or recovery from an economic recession that adversely affect our anticipated revenues; and

•
the adoption by the relevant government authorities in Montenegro of more restrictive laws and governmental regulations, including more restrictive zoning, labor, visa, licensing, land use, building or environmental regulations or increased real estate taxes.

Additional factors may adversely affect the value of our proposed property and our projected income therefrom, including:

•	adverse changes in the perceptions of prospective purchasers or users of the attractiveness of the properties proposed to be acquired by us;

•
a change in existing comprehensive zoning plans or zoning or environmental or business licensing regulations that impose additional restrictions on use or requirements with respect to the properties proposed to be acquired by us;

•	our inability to provide adequate management and maintenance or to obtain adequate insurance for the properties proposed to be acquired by us;

•	an increase in operating costs;

•	new development of a competitor’s property in close proximity to our proposed property;

•	earthquakes, floods or underinsured or uninsured natural disasters; and

•	terrorism, political instability or civil unrest in the Montenegro region.

The occurrence or existence of one or more of the events or circumstances described above could result in significant delays or unexpected expenses. If any of these events occur or circumstances come into existence, we may not achieve our projected returns on the Kovac Gated Community project or the Indego property and we could lose some or all of our investment in these properties.

Because our initial project is to acquire an apartment complex, we are subject to all of the risks which affect residential real estate including the current severe decline.

Real property investments are subject to varying degrees of risk and are relatively illiquid. Several factors may adversely affect the economic performance and value of our property and any properties acquired in the future. These factors include changes in the national, regional and local economic climates, local conditions such as, the attractiveness of our properties to residents, competition from other available property owners and changes in market rental rates. Our performance also will depend on our ability to collect rent from residents and to pay for adequate maintenance, insurance and other operating costs, including real estate taxes, which could increase over time. Sources of labor and materials required for maintenance, repair, capital expenditure or development may be more expensive than anticipated. Also, the expenses of owning and operating a property are not necessarily reduced when circumstances such as market factors and competition cause a reduction in income from the property.

Because real estate properties are illiquid and may be difficult to sell, we could face future difficulties in selling these properties and may not be able to sell them at a profit.

Real estate investments are relatively illiquid, which limits our ability to react quickly to adverse changes in economic or other market conditions. Our ability to dispose of assets in the future will depend on prevailing economic and market conditions. Interested buyers may be unable to obtain the financing they need. We may be unable to sell our properties when we would prefer to do so to raise capital we need to fund our planned development and construction program or to fund distributions to investors.

As a company investing in residential real estate, we face leasing risks in our proposed residential real estate investment program.

Our success will depend in part on leasing to residents or tenants with acceptable terms. If our residential properties are not leased on schedule and on the expected terms and conditions, the returns on the property could be adversely affected. Whether residential tenants are willing to enter into leases on the terms and conditions we project and on the timetable we expect will depend on a large variety of factors, many of which are outside our control.

International operations expose us to political, economic and currency risks.

With regard to our investment in a property located in Montenegro, we are subject to the risks of doing business abroad, including,

•	currency fluctuations;

•	changes in tariffs and taxes; and

•	political and economic instability.

Changes in currency exchange rates may affect the relative costs of operations in Montenegro, thus possibly adversely affecting our profitability.

In addition, there are inherent risks for the foreseeable future of conducting business internationally. Language barriers, foreign laws and tariff and taxation issues all have a potential negative effect on our ability to transact business. Changes in tariffs or taxes applicable to investments in foreign operations may adversely affect our profitability. Political instability may increase the difficulties and costs of doing business. We may be subject to the jurisdiction of the government and/or private litigants in foreign countries where we transact business and may be forced to expend funds to contest legal matters in those countries in disputes with those governments or with customers or suppliers.

Our results of operations and financial condition will be greatly affected by the performance of the real estate industry.

Our real estate activities are, and will continue to be, subject to numerous factors beyond our control, including local real estate market conditions in Montenegro and in areas where our potential customers reside, substantial existing and potential competition, general economic conditions in Montenegro, the Balkan region and internationally, fluctuations in interest rates and mortgage availability and changes in demographic conditions. Real estate markets have historically been subject to strong periodic cycles driven by numerous factors beyond the control of market participants.

Real estate investments often cannot easily be converted into cash and market values may be adversely affected by economic or political circumstances, market fundamentals, competition or demographic conditions. Because of the effect these factors may have on real estate values and because of the long length of the project development cycle, the future sales prices for our individual proposed properties or the future level of our sales revenue from the operation, sales and/or leasing of our various proposed properties, is impossible to predict with certainty and difficult to predict with accuracy.

Our real estate operations will also be dependent upon the availability and cost of mortgage financing for our potential customers to the extent they finance the purchase of the properties we intend to acquire and offer for sale.

The real estate business is very competitive and many of our competitors are larger and financially stronger than we are.

The real estate business is highly competitive. We compete with a large number of companies and individuals, and most of them have significantly greater financial, managerial and other resources than we have. Our competitors include local developers who are committed primarily to the Montenegro market and also international developers who acquire properties throughout the Balkan region. Because we are a company with a limited history, our operations are subject to numerous risks similar to those of a start-up company. We cannot assure that we will have the necessary resources to be competitive.

We will be almost entirely dependent upon revenue generated from one or possibly two properties in the near-term, and our future success will be dependent upon our ability to acquire other properties.

We currently have planned only two property acquisitions.  In the near term, our revenues will be almost completely dependent on revenue generated from selling villas and apartment leasing.  There can be no assurance that we will be able to acquire other income-producing properties.

Our operations are subject to political risks.

While Montenegro has experienced recent political stability, civil and/or political unrest, terrorism, war, political considerations, and/or military developments may materially and adversely affect our business and profitability and the prices of our common stock in ways that we cannot predict at this time.

The loss of our officers and directors or our failure to attract and retain additional key personnel could adversely affect our business.

Our success depends largely upon the efforts, abilities, and decision-making of our executive officers and directors.  Although we believe that we maintain a core group sufficient for us to effectively conduct our operations, the loss of any of our key personnel could, to varying degrees, have an adverse effect on our operations and business development.  At present, we do not have “key-man” life insurance on any of our executive officers.  There can be no assurance that the services of any member of our management will remain available to us for any period of time, or that we will be able to enter into employment contracts with any of our management, or that any of our plans to reduce dependency upon key personnel will be successfully implemented.

The knowledge and expertise of our officers and directors are critical to our operations.  There is no guarantee that we will be able to retain our current officers and directors, or be able to hire suitable replacements in the event that some or all of our current management leave our Company.  If we lose key members of our staff, or if we are unable to find suitable replacements, we may not be able to maintain our business and might have to cease operations, in which case you might lose all of your investment.

As a public company, we will be subject to complex legal and accounting requirements that will require us to incur substantial expense and will expose us to risk of non-compliance.

              As a public company, we will be subject to numerous legal and accounting requirements that do not apply to private companies.  The cost of compliance with many of these requirements is substantial, not only in absolute terms but, more importantly, in relation to the overall scope of the operations of a small company.  Our inexperience with these requirements may increase the cost of compliance and may also increase the risk that we will fail to comply.  Failure to comply with these requirements can have numerous adverse consequences including, but not limited to, our inability to file required periodic reports on a timely basis, loss of market confidence, delisting of our securities, and governmental or private actions against us.  We cannot assure you that we will be able to comply with all of these requirements or that the cost of such compliance will not prove to be a substantial competitive disadvantage vis-à-vis our privately held competitors as well as our larger public competitors.

Risks related to our common stock and this offering.

An active trading market for our common stock may not develop and you may not be able to resell your shares at or above the initial offering price.

Prior to this offering, there has been no public market for shares of our common stock. In the absence of an active trading market for our common stock, investors may not be able to sell their common stock at or above the initial offering price or at the time that they would like to sell. In addition, we intend to apply for quotation of our common stock on the OTCQB tier of the OTC Markets Group, Inc. Marketplace following the termination of this offering. To be quoted on the OTCQB, a market maker must apply to make a market in our common stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares. Even if we obtain quotation on the OTCQB, we do not know the extent to which investor interest will lead to the development and maintenance of an active trading market for our common stock, which will adversely impact your ability to sell our shares. Purchasers will be required to wait until at least after the final termination date of this offering for such quotation, if the shares are registered under the Exchange Act. The initial offering price for shares of our common stock will be determined by us. You may not be able to sell your shares of common stock at or above the initial offering price.

The OTCQB, as with other public markets, has from time to time experienced significant price and volume fluctuations. As a result, the market price of shares of our common stock may be similarly volatile, and holders of shares of our common stock may from time to time experience a decrease in the value of their shares, including decreases unrelated to our operating performance or prospects. The price of shares of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this “Risk Factors” section of this prospectus. No assurance can be given that the market price of shares of our common stock will not fluctuate or decline significantly in the future or that common stockholders will be able to sell their shares when desired on favorable terms, or at all.

Our common stock price is likely to be highly volatile because of several factors, including a limited public float.

We anticipate that the market price of our common stock is likely to be highly volatile in the future. You may not be able to resell shares of our common stock following periods of volatility because of the market’s adverse reaction to volatility.

Other factors that could cause such volatility may include, among other things:

•	actual or anticipated fluctuations in our operating results;

•	the absence of securities analysts covering us and distributing research and recommendations about us;

•	we may have a low trading volume for a number of reasons, including that a large portion of our stock is closely held;

•	overall stock market fluctuations;

•	announcements concerning our business or those of our competitors;

•	actual or perceived limitations on our ability to raise capital when we require it, and to raise such capital on favorable terms;

•	conditions or trends in the industry;

•	litigation;

•	changes in market valuations of other similar companies;

•	future sales of common stock;

•	departure of key personnel or failure to hire key personnel; and

•	general market conditions.

Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has at times experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

This is a fixed price offering and the fixed offering price may not accurately represent the current value of us or our assets at any particular time. Therefore, the purchase price you pay for common stock may not be supported by the value of our assets at the time of your purchase.

This is a fixed price offering, which means that the offering price for our common stock is fixed and will not vary based on the underlying value of our assets at any time. Our board of directors has determined the offering price in its sole discretion. The fixed offering price for our common stock has not been based on appraisals of any assets we own or may own, or of our Company as a whole, nor do we intend to obtain such appraisals. Therefore, the fixed offering price established for our common stock may not be supported by the current value of our Company or our assets at any particular time.

Because our officers and board of directors will make all management decisions, you should only purchase our securities if you are comfortable entrusting our directors to make all decisions.

Our board of directors will have the sole right to make all decisions with respect to our management. Investors will not have an opportunity to evaluate the specific projects that will be financed with future operating income. You should not purchase our securities unless you are willing to entrust all aspects of our management to our officers and directors.

We may need to raise additional capital. If we are unable to raise necessary additional capital, our business may fail or our operating results and our stock price may be materially adversely affected.

Because we have only been engaged in organizational activities, we will need to secure adequate funding for additional purchase of real estate assets and commencement of the further development and planned operations of involving these assets. Selling additional stock, either privately or publicly, would dilute the equity interests of our stockholders. If we borrow more money, we will have to pay interest and may also have to agree to restrictions that limit our operating flexibility. If we are unable to obtain adequate financing, we may have to curtail our operations and our business would fail.

Our issuance of additional common stock in exchange for the purchase of assets, services or to repay debt would dilute your proportionate ownership and voting rights and could have a negative impact on the market price of our common stock.

We have entered into convertible agreements that may result in the issuance of up to 61,350 shares of common stock.  In addition, it is possible that we may issue additional shares of common stock in exchange for debt or for cash under circumstances we may deem appropriate at the time. Any such new issuances may cause a decrease in the quoted price of our common stock.

Our common stock is a “penny stock” under SEC rules. It may be more difficult to resell securities classified as “penny stock.”

Our common stock is a “penny stock” under applicable SEC rules (generally defined as non-exchange traded stock with a per-share price below $5.00). Unless we maintain a per-share price above $5.00, these rules impose additional sales practice requirements on broker-dealers that recommend the purchase or sale of penny stocks to persons other than those who qualify as “established customers” or “accredited investors.” For example, broker-dealers must determine the appropriateness for non-qualifying persons of investments in penny stocks. Broker-dealers must also provide, prior to a transaction in a penny stock not otherwise exempt from the rules, a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, disclose the compensation of the broker-dealer and its salesperson in the transaction, furnish monthly account statements showing the market value of each penny stock held in the customer’s account, provide a special written determination that the penny stock is a suitable investment for the purchaser, and receive the purchaser’s written agreement to the transaction.

Legal remedies available to an investor in “penny stocks” may include the following:

•
If a “penny stock” is sold to the investor in violation of the requirements listed above, or other federal or states securities laws, the investor may be able to cancel the purchase and receive a refund of the investment.

•	If a “penny stock” is sold to the investor in a fraudulent manner, the investor may be able to sue the persons and firm s that committed the fraud for damages.

However, investors who have signed arbitration agreements may have to pursue their claims through arbitration. These requirements may have the effect of reducing the level of trading activity, if any, in the secondary market for a security that becomes subject to the penny stock rules. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities. These requirements may restrict the ability of broker-dealers to sell our common stock and may affect your ability to resell our common stock.

Many brokerage firms will discourage or refrain from recommending investments in penny stocks. Most institutional investors will not invest in penny stocks. In addition, many individual investors will not invest in penny stocks due, among other reasons, to the increased financial risk generally associated with these investments. For these reasons, penny stocks may have a limited market and, consequently, limited liquidity. We can give no assurance that our common stock will not remain classified as a “penny stock” in the future.

Purchasers in this offering will experience immediate and substantial dilution in the book value of their investment.

The initial public offering price per share will be substantially higher than the pro forma net tangible book value per share of our common stock outstanding prior to this offering. As a result, investors purchasing common stock in this offering will experience immediate dilution of $0.51 per share assuming the maximum number of shares being offered are sold. This dilution is due to the fact that our founders paid substantially less than the initial public offering price when they purchased their shares of common stock. In addition, if we issue additional equity securities, you will experience additional dilution.

Our management team will have immediate and broad discretion over the use of the net proceeds from our offering and we may use the net proceeds in ways with which you disagree.

The net proceeds from our offering will be immediately available to our management to use at their discretion. We currently intend to use the net proceeds from our offering for debt repayment, property acquisition and project development, as well as for general corporate purposes. See “Use of Proceeds.” We have not allocated specific amounts of the net proceeds from this offering for any of the foregoing purposes. Accordingly, our management will have significant discretion and flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be invested in a way that does not yield a favorable, or any, return for us or our stockholders. The failure of our management to use such funds effectively could have a material adverse effect on our business, prospects, financial condition, and results of operation.

Common stock eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act, subject to certain limitations. In general, pursuant to Rule 144, non-affiliate stockholders may sell freely after six months, subject only to the current public information requirement. Affiliates may sell after six months, subject to the Rule 144 volume, manner of sale (for equity securities), current public information, and notice requirements. There are 4,775,666 shares of our common stock outstanding as of March 31, 2018. In addition, we have entered into convertible agreements that may result in the issuance of up to 61,350 shares of common stock.  Rule 144 of the Securities Act of 1933 defines these unregistered shares as restricted securities. None of these shares are tradable without restriction. Given the lack of a trading history of our common stock, resale of even a small number of shares of our common stock pursuant to Rule 144 or an effective registration statement may adversely affect the market price of our common stock.

We believe we will be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•
had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•
in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•
in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

It may not be possible to have adequate internal controls.

Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) requires our management to report on the operating effectiveness of our Internal Controls over financial reporting for the year ending December 31 following the year in which this registration statement is declared effective. We must establish an ongoing program to perform the system and process evaluation and testing necessary to comply with these requirements. At this time, we have not yet fully been able to truly test and expand a system of controls; therefore it may not be possible to have adequate internal controls until such a system is put into place.

           Our compliance with applicable provisions of Section 404 will require that we incur substantial accounting expense and expend significant management time on compliance-related issues as we implement additional corporate governance practices and comply with reporting requirements. Moreover, if we are not able to comply with the requirements of Section 404 applicable to us in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal control over financial reporting that are deemed to be material weaknesses, the market price of our stock could decline and we could be subject to sanctions or investigations by the SEC or other regulatory authorities, which would require additional financial and management resources.

Controlling Stockholder has 85.0% of the voting rights of the Company.

Giuseppe Vittorio and CEC Investments, an entity controlled by Mr. Vittorio, owns 4,059,000 shares of our common stock representing 85.0% of the total votes on which stockholders are entitled to vote. Because Mr. Vittorio has 85.0% of the voting rights of our stockholders, he will be able to influence the outcome of all corporate actions requiring approval of our stockholders, including the election of directors and approval of significant corporate transactions, which may result in corporate action with which other stockholders do not agree. If Mr. Vittorio votes in favor of the foregoing actions, he will have sufficient voting power to approve such actions and no other stockholder approvals will be required.

As a result, Mr. Vittorio will have significant influence over our management and affairs and control over matters requiring stockholder approval, including the election of directors and significant corporate transactions, such as a merger or other sale of our Company or our assets, for the foreseeable future. His interests may differ from the interests of other stockholders and thus result in corporate decisions that are disadvantageous to other stockholders.

We have never paid dividends on our common stock and have no plans to do so in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock. See “Dividend Policy.”

We may, in the future, issue additional shares of common stock, which would reduce investors’ percent of ownership and may dilute our share value.

Our certificate of incorporation authorizes the issuance of 100,000,000 shares of common stock. As of the date of this prospectus we had 4,775,666 shares of common stock outstanding, and up to 61,350 shares issuable upon conversion of debt instruments. The future issuance of common stock may result in substantial dilution in the percentage of our common stock held by our then existing stockholders. We may value any common stock issued in the future on an arbitrary basis. The issuance of common stock for future services or acquisitions or other corporate actions may have the effect of diluting the value of the shares held by our investors and might have an adverse effect on any trading market for our common stock.

We are an “emerging growth company,” and the reduced reporting requirements applicable to emerging growth companies may make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act.  For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.  We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700 million, if we issue $1 billion or more in non-convertible debt during a three-year period, or if our annual gross revenues exceed $1 billion.  We would cease to be an emerging growth company on the last day of the fiscal year following the date of the fifth anniversary of our first sale of common equity securities under an effective registration statement or a fiscal year in which we have $1 billion in gross revenues (note that the offering of common stock pursuant to this prospectus will not result in the sale of securities under an effective registration statement).  Finally, at any time we may choose to opt-out of the emerging growth company reporting requirements.  If we choose to opt out, we will be unable to opt back in to being an emerging growth company.  We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions.  If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

As an emerging growth company, our auditor is not required to attest to the effectiveness of our internal controls.

Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting while we are an emerging growth company.  This means that the effectiveness of our financial operations may differ from our peer companies in that they may be required to obtain independent registered public accounting firm attestations as to the effectiveness of their internal controls over financial reporting and we are not.  While our management will be required to attest to internal control over financial reporting and we will be required to detail changes to our internal controls on a quarterly basis, we cannot provide assurance that the independent registered public accounting firm’s review process in assessing the effectiveness of our internal controls over financial reporting, if obtained, would not find one or more material weaknesses or significant deficiencies.  Further, once we cease to be an emerging growth company we will be subject to independent registered public accounting firm attestation regarding the effectiveness of our internal controls over financial reporting.  Even if management finds such controls to be effective, our independent registered public accounting firm may decline to attest to the effectiveness of such internal controls and issue a qualified report.

Provisions of Delaware law may delay or prevent transactions that would benefit stockholders.

The Delaware General Corporation Law, or DGCL, contains provisions that may have the effect of delaying, deferring or preventing a change of control of the Company.  Because of these provisions, persons considering unsolicited tender offers or other unilateral takeover proposals may be more likely to negotiate with our board of directors rather than pursue non-negotiated takeover attempts.  As a result, these provisions may make it more difficult for our stockholders to benefit from transactions that are opposed by an incumbent board of directors.

We may issue shares of preferred stock that could adversely affect holders of shares of common stock.

Our board of directors has the power, without stockholder approval and subject to the terms of our certificate of incorporation, to set the terms of any classes or series of shares of stock that may be issued, including voting rights, dividend rights, conversion features, preferences over shares of our common stock with respect to dividends or upon liquidation, dissolution, or winding up of the business.  If we issue shares of preferred stock in the future that have a preference over shares of common stock with respect to the payment of dividends or upon liquidation, dissolution or winding up, or if we issue shares of preferred stock with voting rights that dilute the voting power of shares of common stock, the rights of holders of common stock or the trading price of our common stock could be adversely affected.

We may be considered a smaller reporting company and will be exempt from certain disclosure requirements, which could make our common stock less attractive to potential investors.

Rule 12b-2 of the Securities Exchange Act of 1934, or Exchange Act, defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

•
had a public float of less than $75 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

•
in the case of an initial registration statement under the Securities Act, or the Exchange Act, for shares of its common equity, had a public float of less than $75 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

•	in the case of an issuer whose public float was zero, had annual revenues of less than $50 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data.  We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our common stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.

As a public company, and particularly if at some point in the future we are no longer an “emerging growth company,” we will incur significant legal, accounting and other expenses that we did not incur as a private company.  The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of the NASDAQ and other applicable securities rules and regulations impose various requirements on public companies.  Our management and other personnel will need to devote a substantial amount of time to compliance with these requirements.  Moreover, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly.  For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain directors’ and officers’ liability insurance, which could make it more difficult for us to attract and retain qualified members of our board of directors.  We cannot predict or estimate the amount of additional costs we will incur as a public company or the timing of such costs.

USE OF PROCEEDS

We estimate that the net proceeds from the sale of the 5,000,000 shares in this Offering will range from $1,165,000, if only 25% of the Offering is sold, to $4,915,000 if the entire Offering is sold, after deducting the estimated offering expenses of approximately $85,000.

We intend to use the net proceeds for the following purposes in the following order: (a) first towards the repayment of notes to related parties in the amount of $153,000; (b) the next $1,000,000 to purchase the land for the Kovac Gated Community; (c) the next $676,000 for roads and infrastructure, the construction and furnishing of a prototype villa, and marketing costs for the Kovac Gated Community project; (d) the next $1,920,000 toward the satisfaction of debt owed on the real estate property owned by Indego; and (e) the balance of capital raised toward additional working capital and general corporate purposes.

The following table below sets forth the uses of proceeds assuming the sale of 25%, 50%, 75% and 100% of the securities offered for sale in this Offering by the Company.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Shares sold	1,250,000	2,500,000	3,750,000	5,000,000
Gross proceeds	$1,250,000	$2,500,000	$3,750,000	$5,000,000
Estimated offering expenses	$85,000	$85,000	$85,000	$85,000
Estimated Net Proceeds	$1,165,000	$2,415,000	$3,665,000	$4,915,000

Debt repayment	$153,000	$153,000	$153,000	$153,000
Kovac Gated Community project
• land purchase	1,000,000	1,000,000	1,000,000	1,000,000
• roads and infrastructure work	0	375,000	375,000	375,000
• construction of prototype villa	0	250,000	250,000	250,000
• furnishing of prototype villa	0	20,000	20,000	20,000
• marketing costs	0	31,000	31,000	31,000
Indego property acquisition (1)	0	0	0	1,925,000
Working capital	12,000	586,000	1,836,000	1,161,000
Total Uses of Proceeds	$1,165,000	$2,415,000	$3,665,000	$4,915,000

(1)
While no proceeds are shown in the 50% and 75% scenarios, management will negotiate with the bank holding the mortgage loan on the Indego property and attempt to obtain the most advantageous terms for the Company.  Accordingly, a portion of the proceeds allocated for working capital may be used for a payment to the bank with the remainder to be financed over time.

The above amounts represent only estimates. This expected use of net proceeds from this Offering represents our intentions based upon our current plans and business conditions. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors. As a result, our management will retain broad discretion over the allocation of the net proceeds from this Offering. We may find it necessary or advisable to use the net proceeds from this Offering for other purposes, and we will have broad discretion in the application of net proceeds from this Offering. Furthermore, we anticipate that we will need to secure additional funding to fully implement our business plan.

DIVIDEND POLICY

We have not declared or paid any dividends and on our common stock.  We do not intend to declare or pay any dividends on our common stock in the foreseeable future, but rather to retain any earnings to finance the growth of our business.  Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual and legal restrictions and other factors the board of directors deems relevant.

CAPITALIZATION

The following table is derived from our audited financial statements as of December 31, 2017 set forth elsewhere in this prospectus and sets forth our:

•	Actual capitalization as of December 31, 2017;

•	As adjusted to reflect the issuance of 35,000 shares of common stock for services valued at $35,000; and

•
Pro forma capitalization as of December 31, 2017 after giving effect to (1) the sale of a minimum of 1,250,000 shares of our common stock at an offering price of $1.00 per share and our receipt of the estimated $1,165,000 in net proceeds from this offering, after deducting estimated offering expenses payable by us; and (2) the sale of a maximum of 5,000,000 shares of our common stock at an offering price of $1.00 per share and our receipt of the estimated $4,915,000 in net proceeds from this offering, after deducting estimated offering expenses payable by us.

		December 31, 2017
	Actual	Pro forma as adjusted for issuance of shares for services	Pro forma as adjusted for minimum offering	Pro forma as adjusted for maximum offering

Debt	$131,559	$131,559	$-	$-

Stockholders’ Equity
Preferred stock, $0.0001 par value; 20,000,000 shares authorized; no shares issued or outstanding	$-	$-	$-	$-
Common stock, $0.0001 par value; 100,000,000 shares authorized; 4,740,666 shares issued and outstanding actual; 4,775,666 shares issued and outstanding after completion of private placement; pro forma as adjusted 6,025,666 shares (minimum offering) and 9,775,666 (maximum offering) issued and outstanding	474	478	603	978
Additional paid-in capital	375,861	410,858	1,575,733	5,325,358
Accumulated deficit	(568,353)	(568,353)	(568,353)	(568,353)
Total Stockholders’ Equity	$(192,018)	$(157,018)	$1,007,982	$4,747,982

This table should be considered in conjunction with the sections of this prospectus captioned “Use of Proceeds” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as the financial statements and related notes included elsewhere in this prospectus.

MARKET PRICE FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

Market Information

We currently lack a public market for our common stock. Our common stock is not traded on any national exchange. The fixed price of $1.00 has been arbitrarily determined as the selling price. We intend to file an application with FINRA for our common stock to be eligible for trading on the OTCQB Marketplace of the OTC Markets. However, a market has not yet developed. There is no assurance that we will receive such approval, and if we do not receive such approval, there can be no assurance that a trading market will develop, or, if developed, that it will be sustained.

Holders of Common Stock

As of December 31, 2017, there were 8 shareholders of record of our common stock.

Equity Compensation Plans

We may grant stock options to executive employees and directors and certain vendors in lieu of cash payment after the registration of shares is effective. However, such plans have not yet been established. There are no other securities authorized for issuance under equity compensation plans at this time.

DETERMINATION OF OFFERING PRICE

The public offering price of the shares was determined by our board of directors. The principal factors considered in determining the public offering price of the common stock included:

•	the information in this prospectus and otherwise available to our board;

•	the history and the prospects for the industry in which we compete;

•	the ability of our management;

•	the prospects for our future earnings;

•	the present state of our development and our current financial condition;

•	the general condition of the economy and the securities markets in the United States at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	other factors as were deemed relevant.

DILUTION

Dilution is the amount by which the offering price paid by purchasers of common stock sold by us in this offering will exceed the pro forma net tangible book value per share of common stock after the offering. As of December 31, 2017, our net tangible book value was approximately $(192,018), or $(0.04) per share. Net tangible book value is the value of our total tangible assets less total liabilities.  As adjusted for the issuance of shares in February 2018, our net tangible book value as of December 31, 2017 was $(157,018) or $(0.03).

Pro forma net tangible book value per share reflects the sale of our shares in this Offering at various levels, without giving effect to any changes in the net tangible book value after December 31, 2017, other than the issuance of shares in February 2018 as described above.  We determine dilution by subtracting the pro forma net tangible book value per from the amount of cash that a new investor paid for one share in the Offering. The following table illustrates this per share dilution:

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Offering price per share	$1.00	$1.00	$1.00	$1.00
Estimated net proceeds*	$1,165,000	$2,415,000	$3,665,000	$4,915,000
Pro forma net tangible book value	$1,007,982	$2,376,030	$3,626,030	$4,876,030
Pro forma net tangible book value per share	$0.167	$0.310	$0.412	$0.487
Net tangible book value per share as of December 31, 2017 (as adjusted)	$(0.033)	$(0.033)	$(0.033)	$(0.033)
Increase in net tangible book value per share attributable to new investors	$0.200	$0.343	$0.444	$0.520
Dilution per share for new shareholders	$0.833	$0.690	$0.589	$0.513
Percentage dilution per share for new shareholders	83.3%	69.0%	58.9%	51.3%

The following table sets forth as of December 31, 2017 (as adjusted for the issuance of shares in February 2018), the number of shares purchased from us and the total consideration paid by our existing shareholders and by new investors in this Offering if new investors purchase 25%, 50%, 75% or 100% of the Offering, after deduction of offering expenses, assuming a purchase price in this Offering of $1.00 per share.

	25% of Offering Sold	50% of Offering Sold	75% of Offering Sold	100% of Offering Sold
Consideration paid by new shareholders	$1,165,000	$2,415,000	$3,665,000	$4,915,000
Consideration paid by existing shareholders	$411,335	$411,335	$411,335	$411,335
% paid by new shareholders	73.91%	85.45%	89.91%	92.28%
% paid by existing shareholders	26.09%	14.55%	10.09%	7.72%
# of shares held by new shareholders	1,250,000	2,500,000	3,750,000	5,000,000
# of shares held by existing shareholders	4,775,666	4,775,666	4,775,666	4,775,666
Total shares issued and outstanding	6,025,666	7,275,666	8,525,666	9,775,666
% of shares – new shareholders	20.74%	34.36%	43.98%	51.15%
% of shares - existing shareholders	79.26%	65.64%	56.02%	48.85%

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our plan of operation should be read in conjunction with the financial statements and related notes to the financial statements included elsewhere in this prospectus.  This discussion contains forward-looking statements that relate to future events or our future financial performance.  These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  These risks and other factors include, among others, those listed under “Risk Factors” and those included elsewhere in this prospectus.

History and Overview

We were incorporated under the laws of the state of Delaware in July 2013 to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.  The Company was registered under the Securities Exchange Act of 1934 (the “Exchange Act”) in November 2013.  In March 2015, a change in control of the Company occurred, with the then existing officers and directors resigning and redeeming 19,500,000 shares of the 20,000,000 shares of common stock then outstanding.

The Company was dormant until 2017, when it adopted a business plan of acquiring undervalued distressed properties, focusing on the European market and the country of Montenegro in particular. In February 2017, the Company entered into an agreement with Indego D.O.O. Tivat (“Indego”) by which it acquired all outstanding shares of Indego for nominal value and the right to purchase the outstanding mortgage on an apartment complex in Montenegro owned by Indego.  We have negotiated with the bank holding the mortgage loan on the Indego property to restructure the debt from $4.77 million to $1.91 million.  We are offering shares of our common stock to obtain the funds to pay the mortgage debt.

Should we be unable to raise a sufficient amount to pay the Indego mortgage loan, we have also identified another real estate-based opportunity in Montenegro to develop a 30-unit gated community (the “Kovac Gated Community”).  The land for this project could be purchased for approximately $1,000,000, which is less than the estimated net proceeds in the minimum offering.  To the extent more shares are sold, we intend to use those proceeds to advance other aspects of this project, such as constructing roads and infrastructure, constructing and furnishing a prototype villa, and marketing the project.

The Company’s registration under the Exchange Act was revoked in November 2017 as the Company did not have the resources to continue with its reporting requirements to the Securities and Exchange Commission at that time.  We intend to register under the Exchange Act and have our common stock quoted on the OTCQB upon the successful completion of this offering.

Results of Operations

Year Ended December 31, 2017 compared to December 31, 2016.  As discussed above, we did not conduct active business operations until 2017.  Accordingly, we incurred operating expenses of $195,727 and a net loss of $217,161 for 2017, as compared to $29,585 for 2016.

Liquidity and Financial Condition

As of December 31, 2017.  At December 31, 2017, we had a working capital deficiency of $193,049 and cash of $1,885.  We had no assets at December 31, 2016 and accounts payable of $73,625 at December 31, 2016.

During the year ended December 31, 2017, we entered into three borrowing arrangements with related parties for loans totaling $175,000.  The proceeds of such loans were used primarily for operating activities ($94,236), repayments on notes ($43,441), and investment in Indego ($33,063).

Going Concern

In their report prepared in connection with our 2017 financial statements, our auditors included an explanatory paragraph stating that, because we have an accumulated deficit of $568,353, current assets of $1,885, and current liabilities of $194,934 at December 31, 2017, there is substantial doubt about our ability to continue as a going concern.  Our continued existence will depend on our ability to generate sufficient cash flows from operations to meet our obligations and/or obtaining additional financing from our shareholders or other sources. This offering is a principal component of our plan to obtain the necessary funds to complete the debt restructuring and make the necessary improvements to the Indego property to facilitate rentals and future cash flows.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Summary of Significant Accounting Policies

Our significant accounting policies are described in the notes to our financial statements as of December 31, 2017 and are included elsewhere in this Prospectus.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

BUSINESS

Business Operations

The Company has not generated any revenues and is a development stage company.  It intends to seek undervalued distressed properties and is currently focusing on the European market and the country of Montenegro in particular.  Montenegro is a sovereign state in Southeastern Europe, which has a coast on the Adriatic Sea to the southwest and is bordered by Croatia to the west, Bosnia and Herzegovina to the northwest, Serbia to the northeast, Kosovo[a] to the east, and Albania to the southeast.

Montenegro presents an attractive business opportunity, as it has adopted an investment framework to encourage growth, employment and exports since its independence in 2006.  It became a member of the North Atlantic Treaty Organization (NATO) in July 2017 and has been in negotiations to join the European Union since 2012. There are no distinctions made between domestic and foreign companies.  Foreign companies can own 100% of a domestic company and profits and dividends can be repatriated without limitations or restrictions.  Foreign investors can own land in Montenegro.  With the three biggest sectors for investment and economic growth being agriculture, energy and tourism2, management believes acquiring real property in Montenegro may be a worthwhile investment.

The Company has located an initial property and transaction pursuant to this business plan.  On February 28, 2017, the Company entered into an agreement with Indego D.O.O. Tivat (“Indego”), by which it became a wholly-owned subsidiary of the Company through the exchange of all its outstanding shares for 1 EUR and acquired the right to purchase the outstanding mortgage on an unoccupied commercial real property apartment complex owned by Indego.

With payment of 30,000 EUR (US$33,063) as a good faith deposit to the holder of the mortgage, NLB CRNA GORA D.O.O. (“NLB Montenegro Ltd.”), the Company has been in negotiations to reduce the outstanding balance on the mortgage to approximately $1.9 million.  If the Company is unable to meet the outstanding mortgage payment or make a payment thereon acceptable to NLB Montenegro, then the Company will lose this right to purchase the property and lose its payment therefor.

2 U.S. Department of State.  (June 2015).  Montenegro Investment Climate Statement 2015.  Retrieved from https://www.state.gov/documents/organization/241881.pdf

The right to purchase the Indego property exemplifies the Company’s business model.  Indego was a company in distress which owned under-valued development property in need of new management and capital to reach its full market potential.  The Company can potentially reduce the outstanding mortgage debt and purchase the property by assuming such mortgage.

Tivat Montenegro Property

The Tivat property is an 18-unit apartment beachfront development in the Boka Bay community in Tivat, Montenegro.  The project was built in 2012 and never occupied.  Management believes it can pay a reduced amount on the mortgage loan in the approximate amount of $1.9 million, while the property is valued at approximately $4,500,000 by Independent Court Surveyor and Authorized Evaluator expert, Zoran Filipovic, Dipl. Construction Engineer.  The 18 units range in size from 60 to 160 square meters.  The property has a private beach with a private fixed pontoon boat berth, being located only one kilometer from Porto Montenegro.

Kovac Gated Community Project

Management has identified a second opportunity.  While not a distressed property situation, management believes that the Kovac Gated Community Project has good development potential.  The property, comprising 15,352 square meters (approximately 3.8 acres), is located in Tivat on Kotor Bay, approximately 6.2 kilometers from Porto Montenegro.  The plan would be to construct and develop a gated community, housing 30 villas, each comprising approximately 360 square meters (approximately 3,875 square feet).

By using approximately $1,676,000 of the proceeds from this Offering, the Company would be able to purchase the land, construct roads and infrastructure, construct and furnish a prototype villa and engage in marketing activities.  It is estimated that the total costs of the project would be approximately $9.3 million, which could be funded by presales and debt financing.  The Company does not have any arrangements or understandings for such financing at this time.

Competition

We recognize that there are many competitors in the field of real estate investment, virtually all of which are larger and have greater financial and personnel resources than our Company.

Employees

We do not have any employees.

Facilities

Our principal offices are located at 1110 Brickell Avenue, Suite 430, Miami, Florida.  These offices are leased on a month-to-month basis.

Legal Proceedings

There are no legal proceedings pending and, to the best of our knowledge, there are no legal proceedings contemplated or threatened that are deemed material to our business or us.

MANAGEMENT

Directors and Executive Officers

Our directors and executive officers, and their ages as of February 28, 2018, are as follows:

Name	Age	Position

John Karatzaferis	47	Chief Executive Officer, Secretary, Treasurer and Director

Robert Sultani	55	Director

The term of office of each director ends at the next annual meeting of our stockholders or when such director’s successor is elected and qualifies.  The term of office of each officer ends at the next annual meeting of our board of directors, expected to take place immediately after the next annual meeting of stockholders, or when such officer’s successor is elected and qualifies.

John Karatzaferis has served as our chief executive officer, secretary and treasurer and a director since March 2015.  He has experience in the consulting and recruitment fields in both Australia and Europe.  He served for 25 years as a consultant for several major organizations, including PeopleCo., AGWS, and NAB Bank in Melbourne, Australia.  For three years, he worked exclusively in debt management and credit control for NAB Bank and NCC in Melbourne, Australia.  Mr. Karatzaferis received a diploma for accounting and computing.

Robert Sultani has served as a director since February 2018. Since January 2016, he has been a managing director of RCS Global Services, an international firm providing advisory, audit and training services with respect to the sourcing of natural resources.  Mr. Sultani works in the Dubai office which serves the Middle East, Africa and Asia, and has worked with clients in the mining, oil and gas, and enterprise software industries.  From August 2013 to December 2015, he was a consultant and regional director for the Middle East and Africa for Viziya Corporation and Global PTM, located in Dubai, both of which specialize in enterprise resource planning maintenance software and consulting.  Mr. Sultani helped both companies establish their presence in the Dubai region.  He has worked in the Middle East region since 1985 with companies in the telecommunications, information technology, petroleum, finance, software and petrochemical industries.  He obtained a bachelor’s degree in mechanical engineering from Southeast Missouri State University in 1984.

No directorships are held by either director in any company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 or any company registered as an investment company, under the Investment Company Act of 1940.

Mr. Karatzaferis may be deemed to be an organizer and “control person” of the Company, as those terms are in defined in the Securities Act of 1933. Giuseppe Vittorio, who owns CEC Investments, the Company’s major stockholder, may also be deemed to be a control person of the Company.

Director Independence

As of the date of this prospectus, our common stock does not trade in any market.  As such, we are not currently subject to corporate governance standards of listed companies, which require, among other things, that the majority of the board of directors be independent.  We do not have any independent directors at this time.

Limitation of Liability and Indemnification

Our certificate of incorporation, as amended (“Certificate of Incorporation”), contain provisions that limit the liability of our directors for monetary damages for any breach or alleged breach of fiduciary or professional duty by such person acting in such capacity.  Such persons shall not be liable except in cases of (i) any breach of the director’s duty of loyalty to the Company or its stockholders, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) any transaction for which the director derived an improper personal benefit.  The Certificate of Incorporation does not preclude liability for directors for the payment of unlawful distributions in violation of Section 174 of the General Corporation Law of Delaware.

Our Certificate of Incorporation also provide that we shall indemnify our directors, officers, employees and agents to the fullest extent permitted by Delaware law, and also provide for the advancement of expenses prior to the final disposition of any action, suit or proceeding.  We have not obtained directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty.  They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders.  Furthermore, a stockholder’s investment may be adversely affected to the extent that we pay costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  At present, there is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as we may permit indemnification for liabilities arising under the Securities Act of 1933 to directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

EXECUTIVE COMPENSATION

During the fiscal year ended December 31, 2017, Mr. Karatzaferis was paid $11,860 by the Company as reimbursement of management expenses.  No compensation was paid for service as a director of the Company to Bassam Hammad for fiscal 2017.   There is no employment agreement between the Company and Mr. Karatzaferis.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Set forth below is information regarding the beneficial ownership of our common stock, as of March 31, 2018 and as adjusted to reflect the sale of the minimum (1,250,000) and maximum (5,000,000) number of shares in this offering by (i) each person whom we know owned, beneficially, more than 5% of the outstanding shares of our common stock, (ii) each of our directors, (iii) each of our named executive officers, and (iv) all of the current directors and executive officers as a group.  We believe that, except as otherwise noted below, each named beneficial owner has sole voting and investment power with respect to the shares listed.  Unless otherwise indicated herein, beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to shares beneficially owned.

		Percentage Ownership
Beneficial Owner	Number of Shares Beneficially Owned	Before Offering (1)	After Minimum Offering (2)	After Maximum Offering (3)
Giuseppe Vittorio (4)	4,059,000	85.0%	67.4%	41.5%
John Karatzaferis	50,000	1.0%	0.8%	0.5%
Robert Sultani	25,000	0.5%	0.4%	0.3%
All directors and officers as a group (2 persons)	75,000	1.6%	1.2%	0.8%

(1)	Based on 4,775,666 shares outstanding prior to this offering.

(2)	Based on 6,025,666 shares outstanding after this offering.

(3)	Based on 9,775,666 shares outstanding after this offering.

(4)	Includes 4,050,000 shares held by CEC Investments, an entity owned and controlled by Mr. Vittorio. Mr. Vittorio’s address is Unit 1, 189 Barkly Street, Brunswick, VIC, Australia 3056.

Changes in Control

There are no agreements known to management that may result in a change of control of our Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None of our present directors, officers or principal stockholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, officers or principal stockholders, nor any family member of such former directors, officers or principal stockholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us, except as described below.

Loans by Bassam Hammad

Bassam Hammad has loaned the Company amounts as set forth below during the year ended December 31, 2017.  He was a director of the Company from July 12, 2017 to February 1, 2018.

Date	Amount Loaned	Maturity Date	Interest Accrual and Terms
January 17, 2017*	$50,000	January 18, 2018	$7,500 through maturity; principal and interest convertible into shares of common stock at $1.00 per share; principal of $50,000 and $3,750 interest payment owed at December 31, 2017
May 25, 2017*	$10,000	September 1, 2017	$1,000 through maturity; principal and interest convertible into shares of common stock at $1.00 per share; principal of $4,500 and interest of $1,000 owed at December 31 2017
July 3, 2017	$115,000	February 28, 2018	20% annually; principal of $65,000 and interest of $20,000 owed at December 31, 2017; personally guaranteed by John Karatzaferis and CEC Investments

*Made by Kayam Consulting FZE, a United Arab Emirates corporation owned and controlled by Mr. Hammad.

All of these loans are currently in default.  The Company is in negotiations with Mr. Hammad for an extension of the maturity dates.

Stock Issuances

In February 2018, we issued 25,000 unregistered shares of our common stock to Robert Sultani, a director of the Company, as compensation for fees as a director of the Company valued at $25,000.

Future Transactions

All future affiliated transactions will be made or entered into on terms that are no less favorable to us than those that can be obtained from any unaffiliated third party.  A majority of the independent, disinterested members of our board of directors will approve future affiliated transactions.

DESCRIPTION OF SECURITIES

               Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value, and 20,000,000 shares of preferred stock, $0.0001 par value.  As of March 31, 2018, we had 4,775,666 shares of common stock and no shares of preferred stock outstanding.  After the sale of all of the shares offered hereby, we will have 9,775,666 shares of common stock outstanding.

               The following is a summary of the rights of our capital stock as provided in our Certificate of Incorporation and Bylaws, as they will be in effect upon the closing of this offering.  For more detailed information, please see our Certificate of Incorporation and Bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Preferred Stock

               Our Board of Directors is authorized by our Certificate of Incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series and the qualifications, limitations or restrictions thereof without any further vote or action by our stockholders.  Any shares of preferred stock so issued would have priority over our common stock with respect to dividend or liquidation rights.  Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in our control without further action by our stockholders and may adversely affect the voting and other rights of the holders of our common stock.  At present we have no plans to issue any additional shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock.

The issuance of shares of preferred stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal.  For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction.  In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.  Although our Board of Directors is required to make any determination to issue preferred stock based on its judgment as to the best interests of our stockholders, our Board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which such stockholders might receive a premium for their stock over the then market price of such stock.  Our Board presently does not intend to seek stockholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Common stock

The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders.  We do not have cumulative voting rights in the election of directors.  Subject to preferences that may be granted to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor as well as any distributions to the stockholders.  In the event of our liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all of our assets remaining after payment of liabilities and the liquidation preference of any then outstanding preferred stock.  Holders of common stock have no preemptive or other subscription of conversion rights.  There are no redemption or sinking fund provisions applicable to the common stock.

Authorized but Unissued Shares

               The authorized but unissued shares of common and preferred stock are available for future issuance without stockholder approval.  These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans.  The existence of authorized but unissued shares could hinder or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Anti-Takeover Effects of Certain Provisions of Delaware Law and Our Certificate of Incorporation and Bylaws

               Our Certificate of Incorporation and Bylaws contain a number of provisions that could make our acquisition by means of a tender or exchange offer, a proxy contest or otherwise more difficult.  These provisions are summarized below.

Special Meetings.  Our Bylaws provide that special meetings of stockholders can be called by the President, any executive vice president or two-thirds or more of the members of the Board, or at the written request of stockholders entitled to cast at least two-thirds of all the votes entitled to be cast at the meeting.

Undesignated Preferred Stock.  The ability to authorize undesignated preferred stock makes it possible for our Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to acquire us.  The ability to issue preferred stock may have the effect of deterring hostile takeovers or delaying changes in control or management of our Company.

Notice Procedure for Stockholder Proposals.  Our Bylaws provide that adequate notice must be given to make proposals for consideration at annual or special meetings of stockholders.  Written notice of a stockholder’s intent to raise business at an annual or special meeting must be received at our principal executive offices not later than the close of business on the fifth day following the date on which notice of the meeting is first given to stockholders.  Unless such written notice is provided timely, such proposal shall be laid over for action at an adjourned, special, or annual meeting of stockholders taking place 60 days or more thereafter.

This procedure may operate to limit the ability of stockholders to bring business before a stockholders’ meeting, including the consideration of any transaction that could result in a change in control and that may result in a premium to our stockholders.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Broadridge.  Its address is P.O. Box 1342, Brentwood, New York 11717, and its telephone number is (877) 830-4936.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering, there has been no public market for our stock.  Sales of our common stock in the public market after the restrictions lapse as described below, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

This Offering

Upon completion of this offering, we expect to have 9,775,666 shares of common stock outstanding.  This number assumes no conversion of outstanding notes payable.

The 5,000,000 shares of common stock sold in this offering will be freely tradable, except by any of our “affiliates” as defined in Rule 144 under the Securities Act.  All remaining shares, and all shares subject to outstanding convertible debt instruments were issued and sold by us in private transactions and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act.  These 4,775,666 remaining shares are considered “restricted” within the meaning of Rule 144.

Restricted Stock and Rule 144

The 4,775,666 shares of restricted stock may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption from registration afforded by Rule 144.  In general, under Rule 144, as currently in effect, beginning 90 days after the date of this prospectus, a non-affiliated person who has beneficially owned restricted shares for at least six months may sell within any three-month period a number of shares of common stock that does not exceed 1% of the then outstanding shares of our common stock.  Sales under Rule 144 are also subject to restrictions relating to manner of sale, notice and availability of current public information about us.  In addition, under the Rule 144(k) of the Securities Act, a person who is not our affiliate, has not been an affiliate of ours within three months prior to the sale and has beneficially owned shares for at least one year would be entitled to sell such shares immediately without regard to volume limitations, manner of sale provisions, notice or other requirements of Rule 144.

PLAN OF DISTRIBUTION

Terms of the Offering

The Offering is a direct public offering being conducted on a self-underwritten, “best efforts, minimum-maximum” basis, which means (i) we will not use the services of an underwriter and our executive officers and directors will attempt to sell the shares directly to investors; and (ii) the Offering will be terminated in the event the minimum number of subscriptions set forth herein are not received and accepted by us. The intended methods of communication with potential investors include, without limitation, telephone and personal contacts. Our executive officers and directors may also reach out to personal contacts such as family, friends and acquaintances and may conduct investment presentations in the form of a roadshow at various investor conferences. Our executive officers and directors will not receive commissions or any other remuneration from any sales of shares in this offering.

Until we receive subscriptions and payment for a minimum of 1,250,000 shares ($1,250,000), subscription proceeds will be deposited in a non-interest bearing escrow account with and held in escrow by Broadridge as escrow agent. After closing on the minimum offering, subscription proceeds will not be deposited into the escrow account and held in escrow, but rather, will be paid directly to us.

In offering the shares on our behalf, our executive officers and directors will rely on the “safe harbor” provisions of SEC Rule 3a4-1, promulgated under the Exchange. Generally speaking, Rule 3a4-1 provides an exemption from the broker-dealer registration requirements of the Exchange Act for persons associated with an issuer that participate in the sale of the securities of such issuer.

Our executive officers and directors meet the conditions of the Rule 3a4-1 exemption, as: (a) they are not subject to any statutory disqualification, as that term is defined in Section 3(a)(39) of the Exchange Act; (b) they will not be compensated in connection with their participation in the direct public offering or resale offering by the payment of commissions or other remuneration based either directly or indirectly on transactions in our securities; and (c) they will not be associated persons of a broker or dealer at the time of their participation in the direct public offering and resale offering. Further, our officers and directors: (a) at the end of the offerings, will continue to primarily perform substantial duties for us or on our behalf otherwise than in connection with transactions in securities; (b) are not, nor have been within the preceding twelve (12) months, a broker or dealer, and they are not, nor have they been within the preceding twelve (12) months, an associated person of a broker or dealer; and (c) they have not participated in another offering of securities pursuant to the Exchange Act Rule 3a4-1 in the past twelve (12) months and they have not and will not participate in selling an offering of securities for any issuer more than once every twelve (12) months other than in reliance on the Exchange Act Rule 3a4-1(a)(4)(i) or (iii).

In order to comply with the applicable securities laws of certain states, the securities will be offered or sold in those states only if they have been registered or qualified for sale, an exemption from such registration is available, or if qualification requirement is available and with which we have complied. In addition, and without limiting the foregoing, we will be subject to applicable provisions, rules and regulations under the Exchange Act with regard to security transactions during the period of time when this Registration Statement is effective.

Offering Period and Expiration Date

The shares will be offered for sale for a period of one hundred and eighty (180) days from the date of this prospectus, unless extended by our board of directors for a period or periods of up to an aggregate of an additional one hundred and eighty (180) days.

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A stockholder in all likelihood, therefore, will not be able to resell his/her securities should he or she desire to do so when eligible for public resales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops.

Prior to this Offering, no public market has existed for our common stock. Upon completion of this Offering, we will attempt to have the shares quoted on the OTCQB tier of the OTC Markets operated by the OTC Markets Group, Inc. There is no assurance that the shares will ever be quoted on the OTCQB. To be quoted on the OTCQB, a market maker must apply to make a market in our common stock. As of the date of this prospectus, we have not made any arrangement with any market makers to quote our shares.

The securities traded on the OTC Markets are not listed or traded on the floor of an organized national or regional stock exchange. Instead, these securities transactions are conducted through a telephone and computer network connecting dealers in stocks. Over-the-counter stocks are traditionally smaller companies that do not meet the financial and other listing requirements of a regional or national stock exchange.

Even if our common stock is ultimately quoted on the OTCQB, a purchaser of our common stock may not be able to resell their shares. Broker-dealers may be discouraged from effecting transactions in our common stock because they will be considered penny stocks and will be subject to the penny stock rules: Rules 15g-1 through 15g-9 promulgated under the Exchange Act which imposes sales practice and disclosure requirements on FINRA broker-dealers who make a market in a “penny stock.” A penny stock generally includes any non-NASDAQ equity security that has a market price of less than $5.00 per share. Under the penny stock regulations, a broker-dealer selling penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with net worth in excess of $1,250,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transactions is otherwise exempt. In addition, the penny stock regulations require the broker-dealer to deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Commission relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt. A broker-dealer is also required to disclose commissions payable to the broker-dealer and the registered representative and current quotations for the securities. Finally, a broker-dealer is required to send monthly statements disclosing recent price information with respect to the penny stock held in a customer’s account and information with respect to the limited market in penny stocks.

The additional sales practice and disclosure requirements imposed upon broker-dealers may discourage broker-dealers from effecting transactions in our common stock, which could severely limit the market liquidity of the common stock and impede the sale of our common stock in the secondary market, assuming one develops.

Procedures for Subscribing

If you decide to subscribe for any shares in this Offering, you must:

•	execute and deliver a subscription agreement (the “Subscription Agreement”); and
•	deliver the subscription price to us by cashier’s check or wire transfer of immediately available funds.

The Subscription Agreement requires you to disclose your name, address, social security number, telephone number, email address, number of shares you are purchasing, and the price you are paying for your shares.

Acceptance of Subscriptions

Upon our acceptance of a subscription and receipt of full payment, and subject to the timing qualification set forth above, we shall countersign the Subscription Agreement and issue a stock certificate along with a copy of the Subscription Agreement.

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within three (3) business days after we receive them.

ERISA Considerations

Special considerations apply when contemplating the purchase of shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts (“IRAs”) and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”). A person considering the purchase of our shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no shares of our common stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.

Foreign Regulatory Restrictions on Purchase of the Shares

We have not taken any action to permit a public offering of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common stock and the distribution of the prospectus outside the United States.

LEGAL MATTERS

Doida Law Group LLC, Greenwood Village, Colorado, will pass upon the validity of the common stock offered by this prospectus on our behalf.

EXPERTS

Our financial statements as of December 31, 2017 and 2016, and for the years then ended, included in this prospectus have been audited by Assurance Dimensions, an independent registered public accounting firm, to the extent set forth in its report, and are set forth in this prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

In connection with the shares offered by this prospectus, we have filed a registration statement on Form S-1 under the Securities Act with the SEC.  This prospectus, filed as part of the registration statement, does not contain all of the information included in the registration statement and the accompanying exhibits and schedules.  For further information with respect to our shares and us, you should refer to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other document are not necessarily complete, and you should refer to the copy of the contract or other document filed as an exhibit to the registration statement.  You may inspect a copy of the registration statement and the accompanying exhibits and schedules without charge at the SEC’s public reference facility, 100 F Street, NE, Washington, D.C. 20549, and you may obtain copies of all or any part of the registration statement from this office for a fee.  You may obtain information on the operation of the public reference facility by calling the SEC at 1-800-SEC-0330.  The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically.  The address of the site is http://www.sec.gov.

You should rely only on the information contained in this prospectus.  We have not authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.  The information in this prospectus may only be accurate as of the date appearing on the cover page of this prospectus, regardless of the time this prospectus is delivered or our shares are sold.

We are not making an offer to sell the shares in any jurisdiction where the offer or sale is not permitted.  No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
American-Swiss Capital, Inc.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of American-Swiss Capital, Inc. as of December 31, 2017 and 2016 and the related statements of operations, changes in stockholders’ deficit and cash flows for each of the two years in the period ended December 31, 2017, and the related notes (collectively referred to as the financial statements).  In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss and net cash used in operating activities of approximately $217,000 and $94,000, respectively, in 2017 and a working capital deficit of approximately $193,000. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regards to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty

Basis for Opinion

These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on the Company’s financial statements based on our audits.  We are a public accounting firm registered with the Public Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the auditing standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion.

Our audits include performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements.  We believe that our audits provide a reasonable basis for our opinion.

/s/ Assurance Dimensions
Certified Public Accountants

We have served as the Company’s auditor since 2018.

Coconut Creek, Florida
April 3, 2018

AMERICAN-SWISS CAPITAL, INC.
Balance Sheets
December 31, 2017 and 2016

Assets	2017	2016
Current assets:
Cash and cash equivalents	$1,885	$—
Total current assets	1,885	—
Property and equipment, net	1,031	—
Other assets:
Investment,net	—	—
Total other assets	—	—
Total assets	$2,916	$—
Liabilities and Stockholders' Deficit
Liabilities:
Current liabilities:
Accounts payable - related party	$58,625	$73,625
Accrued interest	4,750	—
Notes and convertible notes payable - related party	131,559	—
Total current liabilities	194,934	73,625
Stockholders' equity:
Preferred shares; $0.0001 par value 20,000,000 shares
authorized; 0 shares issued	—	—
Common stock; $0.0001 par value 100,000,050 shares
authorized; 4,740,666 and 4,640,666 shares issued and
outstanding as of December 31, 2017 and 2016, respectively	474	464
Additional paid-in capital	375,861	277,103
Accumulated deficit	(568,353)	(351,192)
Total stockholders' deficit	(192,018)	(73,625)
Total liabilities and stockholders' deficit	$2,916	$—

The accompanying notes are an integral part of these financial statements.

AMERICAN-SWISS CAPITAL, INC.
Statements of Operations
For the years ending December 31, 2017 and 2016

	2017	2016

Revenues	$—	$—
Total revenues	—	—
Expenses:
Operating expenses:
Professional fees	124,972	19,625
Impairment of investment	33,063
Reimbursement of management expenses	11,860	—
Automobile	5,367	—
Other	5,000	—
Meals and entertainment	3,441	—
Repairs and maintenance	2,861	—
Rent	2,751	9,960
Bank service charges	2,476	—
Travel	2,288	—
Computer / internet	1,536	—
Depreciation	112	—
Total operating expenses	195,727	29,585
Other expenses:
Interest	21,434	—
Net loss before income tax provision	(217,161)	(29,585)
Income tax provision	—	—
Net loss	$(217,161)	$(29,585)
Net loss per share	$(0.046)	$(0.006)
Weighted average common shares outstanding	4,690,666	4,640,666

The accompanying notes are an integral part of these financial statements.

AMERICAN-SWISS CAPITAL, INC.
Statements of Changes in Stockholders’ Deficit
For the years ending December 31, 2017 and 2016

	Number of shares	Common stock par value	Additional paid-in capital	Accumulated deficit	Stockholders' deficit
Balance as of December 31, 2015	4,640,666	$464	$267,143	$(321,607)	$(54,000)
Capital contributed	—	—	9,960	—	9,960
Net loss	—	—	—	(29,585)	(29,585)
Balance as of December 31, 2016	4,640,666	$464	$277,103	$(351,192)	$(73,625)
Capital distributed	—	—	(1,232)	—	(1,232)
Shares issued for services	100,000	10	99,990	—	100,000
Net loss	—	—	—	(217,161)	(217,161)
Balance as of December 31, 2017	4,740,666	$474	$375,861	$(568,353)	$(192,018)

The accompanying notes are an integral part of these financial statements.

AMERICAN-SWISS CAPITAL, INC.
Statements of Cash Flows
For the years ending December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net loss	$(217,161)	$(29,585)
Adjustments to reconcile net loss with net cash
used in operating activities:
Depreciation	112	—
Impairment of investment	33,063	—
Shares issued for services	100,000	—
Increase (decrease) in cash due to changes in:
Change in accounts payable	(15,000)	19,625
Accrued interest	4,750	—
Net cash used in operating activities	(94,236)	(9,960)
Cash flows from investing activities:
Purchase of property and equipment	(1,143)	—
Investment	(33,063)	—
Net cash used by investing activities	(34,206)	—
Cash flows from financing activities:
Capital contributions or (distributions)	(1,232)	9,960
Note payable proceeds	175,000	—
Note payable repayments	(43,441)	—
Net cash provided by financing activities	130,327	9,960
Net increase in cash and cash equivalents	1,885	—
Cash and cash equivalents at beginning of period	—	—
Cash and cash equivalents at end of period	$1,885	$—
Supplemental info:
Cash paid for interest	$21,434	$—
Cash paid for taxes	$—	$—

The accompanying notes are an integral part of these financial statements.

AMERICAN-SWISS CAPITAL, INC.
Notes to Financial Statements
December 31, 2017 and 2016

(1)	Nature of Operations and Basis of Presentation

American-Swiss Capital, Inc. ("American-Swiss" or "the Company") was incorporated on July 2, 2013 under the laws of the state of Delaware to engage in any lawful corporate undertaking, including, but not limited to, selected mergers and acquisitions.

Risks and Uncertainties
The Company has not commenced planned principal operations. Our activities since inception include devoting substantially all of our efforts to business planning and development. Additionally, the Company has allocated a substantial portion of our time and investment to the completion of our development activities to launch our marketing plan and generate revenues and to raising capital. The Company has generated no revenue from operations. The Company’s activities during this early stage are subject to significant risks and uncertainties.

Going Concern
The Company has not generated any revenue during the years ended December 31, 2017 and 2016, and had a net loss of $217,161 and used cash of $94,236 in operations for the year ended December 31, 2017.  Future revenue streams are uncertain without significant capital infusion.

The Company had a shareholders’ deficit of ($192,018); current assets of $1,885; and current liabilities of $194,934 as of December 31, 2017. The Company's continuation as a going concern is dependent on its ability to generate sufficient cash flows from operations to meet its obligations and/or obtaining additional financing from its shareholders or other sources, as may be required.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern; however, the above conditions raise substantial doubt about the Company's ability to do so. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result should the Company be unable to continue as a going concern.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Accounting
The summary of significant accounting policies presented below is designed to assist in understanding the Company's financial statements. Such financial statements and accompanying notes are the representations of the Company's management, who are responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the United States of America ("GAAP") in all material respects, and have been consistently applied in preparing the accompanying financial statements.

(b)	Use of Estimates
The preparation of the financial statements in conformity with GAAP requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

AMERICAN-SWISS CAPITAL, INC.
Notes to Financial Statements
December 31, 2017 and 2016

(c)	Cash and Cash Equivalents

Cash and cash equivalents include cash on hand and on deposit at banking institutions as well as all highly liquid short-term investments with original maturities of 90 days or less. The Company did not have cash equivalents as of December 31, 2017 and 2016, respectively.

(d)	Income Taxes

Deferred income taxes are provided using the liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry-forwards, and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of the changes in tax laws and rates of the date of enactment.

When tax returns are filed, it is highly certain that some positions taken would be sustained upon examination by the taxing authorities, while others are subject to uncertainty about the merits of the position taken or the amount of the position that would be ultimately sustained. The benefit of a tax position is recognized in the financial statements in the period during which, based on all available evidence, management believes it is more likely than not that the position will be sustained upon examination, including the resolution of appeals or litigation processes, if any. Tax positions taken are not offset or aggregated with other positions. Tax positions that meet the more-likely-than-not recognition threshold are measured as the largest amount of tax benefit that is more than 50 percent likely of being realized upon settlement with the applicable taxing authority. The portion of the benefits associated with tax positions taken that exceeds the amount measured as described above is reflected as a liability for unrecognized tax benefits in the accompanying balance sheets along with any associated interest and penalties that would be payable to the taxing authorities upon examination.  The Company has not filed its federal tax return for the 2015, 2016 and 2017 years.

Applicable interest and penalties associated with unrecognized tax benefits are classified as additional income taxes in the statements of operations.

(e)	Business segments

ASC 280, “Segment Reporting” requires use of the “management approach” model for segment reporting. The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance. The Company determined it has one operating segment as of December 31, 2017 and 2016.

AMERICAN-SWISS CAPITAL, INC.
Notes to Financial Statements
December 31, 2017 and 2016

(f)	Net Income per Share

The Company computes net income (loss) per share in accordance with ASC 260-10, “Earnings Per Share.” The basic net loss per common share is computed by dividing the net loss by the weighted average number of common shares outstanding. Diluted net loss per share gives effect to all dilutive potential common shares outstanding during the period using the “as if converted” basis. For the period ended December 31, 2017 and 2016 there were 59,250 and 0 potential dilutive securities related to convertible notes, respectively.

(g)	Fair Value of Financial Instruments

The Company follows guidance for accounting for fair value measurements of financial assets and financial liabilities and for fair value measurements of nonfinancial items that are recognized or disclosed at fair value in the financial statements (unaudited) on a recurring basis. Additionally, the Company adopted guidance for fair value measurement related to nonfinancial items that are recognized and disclosed at fair value in the financial statements (unaudited) on a nonrecurring basis. The guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to measurements involving significant unobservable inputs (Level 3 measurements). The three levels of the fair value hierarchy are as follows:
Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.
Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.
Level 3 inputs are unobservable inputs for the asset or liability. The carrying amounts of financial assets such as cash approximate their fair values because of the short maturity of these instruments.

(h)	Concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash. The Company places its cash with high quality banking institutions. The Company did not have cash balances in excess of the Federal Deposit Insurance Corporation limit as of December 31, 2017 and 2016.

(i)	Recent Accounting Pronouncements

In May 2015, Accounting Standards Update (“ASU”) No. 2015-09 (“ASU 2015-09”), “Revenue from Contracts with Customers,” was issued. This new guidance established a new single comprehensive revenue recognition model and provides for enhanced disclosures. Under the new policy, the nature, timing and amount of revenue recognized for certain transactions could differ from those recognized under existing accounting guidance. This new standard does not affect revenue recognized under lease contracts. ASU 2015-09 is effective for reporting periods beginning after December 15, 2017.

AMERICAN-SWISS CAPITAL, INC.
Notes to Financial Statements
December 31, 2017 and 2016

(3)	Office Equipment

Office equipment consists of the following at December 31, 2017 and 2016:

			Estimated
	2017	2016	useful lives

Office equipment	$1,143	$—	5
Less accumulated depreciation	(112)	—

	$1,031	$—

Depreciation expense was $112 and $0 for the years ended December 31, 2017 and 2016, respectively.

(4)	Notes and Convertible Notes Payable – Related Party

	2017	2016
In January 2017, the Company received a loan from a company owned by a related party who is a board member, amounting to $50,000. Interest on this loan is $7,500 through maturity, and permits the holder to convert principal and accrued interest into shares of common stock at a conversion price of $1.00 per share. Accrued interest on this loan was $3,750 as of Decemeber 31, 2017. The loan matured on January 18, 2018 and is currently in default. As of December 31, 2017 the loan holder has not converted the note to stock.	$50,000	$—

In May 2017, the Company signed a convertible bond agreement with a company owned by a related party who is a board member, amounting to $10,000. Interest on this loan is 10% annually and permits the holder to convert principal and accrued interest into shares of common stock at a conversion price of $1.00 per share. The loan matured on September 1, 2017 and is currently in default. The Company has made two payments totaling $5,500 leaving a balance of $4,500 and $1,000 of accrued interst at December 31, 2017. As of December 31, 2017 the bond holder has not converted the note to stock.	4,500	—

In July 2017, the Company received a loan from a related party who is a board member, amounting to $115,000. Interest on this loan is 20% per annum through maturity. The loan matures on February 28, 2018 and is currently in default. In December 2017, the Company paid $50,000, including loan interest and principal.	77,059	—
Total notes and convertible notes payable - related party	$131,559	$—

(5)	Investment

The Company has an agreement in principle with a bank to purchase property in the country of Montenegro.  The primary reason for the acquisition was in hopes of making improvements to the building; begin rentals of the property; long-term appreciation of the property; and generate future revenues for the Company.

AMERICAN-SWISS CAPITAL, INC.
Notes to Financial Statements
December 31, 2017 and 2016

(5)	Investment (continued)

The bank has agreed to sell the property to the Company if the Company can obtain and pay to bank approximately $1,911,000.  The bank has not set a deadline upon which the agreement expires.  The Company has paid $33,063 toward the acquisition, but has not finalized financing for the amount of $1,911,000 and has therefore reserved for the balance.  The amount paid is non-refundable and will be forfeited in the event the deal does not close.

(6)	Income Tax

As of December 31, 2017, the Company had approximately $214,000 in net operating loss carry-forwards for income tax purposes which may be utilized through 2037.  Generally, these can be carried forward and applied against future taxable income at the tax rate applicable at that time.

Components of deferred tax assets and (liabilities) are as follows:

	December 31, 2017	December 31, 2016
Net operating loss carry-forwards valuation available	$56,015	$11,390
Deferred tax assets	$56,015	$11,390
Valuation allowances	(56,015)	(11,390)
Deferred tax asset	$—	$—

A reconciliation of the effective tax rate with the statutory Federal income tax rate was as follows for the years ended December 31, 2017 and 2016:

	For the Year Ended December 31, 2017	For the Year Ended December 31, 2016
Federal statutory rate	35.0%	35.0%
State taxes, net of credits	4.4%	4.4%
Change in tax rates	-14.3%	0.0%
Valuation allowance	-25.1%	-39.4%
Effective tax rate	0.0%	0.0%

AMERICAN-SWISS CAPITAL, INC.
Notes to Financial Statements
December 31, 2017 and 2016

(6)	Income Tax (continued)

In accordance with FASB ASC 740 “Income Taxes”, valuation allowances are provided against deferred tax assets, if based on the weight of available evidence, some or all of the deferred tax assets may or will not be realized.  The Company has evaluated its ability to realize some or all of the deferred tax assets on its balance sheet for the coming year and has established a valuation allowance in the amount of $56,015 and $11,390 at December 31, 2017 and 2016, respectively.  Effective December 22, 2017 a new tax bill was signed into law that reduced the federal income tax rate for corporations from 35% to 21%. The new bill reduced the blended tax rate for the Company from 39.4% to 26.2%. The change in blended tax rate reduced the 2017 net operating loss carry forward deferred tax assets by approximately $26,000.  The Company’s use of these NOLs may be limited under the provisions of Section 382 of the Internal Revenue Code of 1986, as amended.

(7)	Accounts Payable-Related Party

Accounts payable at December 31, 2017 and 2016 is owed to a shareholder of the Company for services provided as part of the change in control in fiscal 2015.

(8)	Shares Issued for Services

During the year ended December 31, 2017 a vendor provided services to the Company with a value of $100,000.  The Company issued 100,000 shares in lieu of the cash payment.

(9)	Contingency

The Company entered into an agreement with a consultant to facilitate taking the Company public. $15,000 cash and $20,000 in common stock is owed after the offering is qualified by the Securities and Exchange Commission (SEC).  This contingency was not met as of December 31, 2017.

(10)	Subsequent Events

During 2018, the Company has issued an additional 35,000 shares of common stock for services at a value of $35,000.

Management has evaluated subsequent events through April 3, 2018, the date which the financial statements were available for issue.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

Securities and Exchange Commission registration fee	$623
Accounting fees and expenses	$22,500
Legal fees and expense	$50,000
EDGAR conversion and printing	$5,000
Transfer agent	$3,000
Escrow fee	$500
Blue sky filing fees	$3,377
Total	$85,000
All amounts are estimates other than the Commission's registration fee.

Item 14. Indemnification of Directors and Officers

Our directors and officers are indemnified as provided by the Delaware corporate law and our Bylaws. We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Act. Insofar as indemnification for liabilities arising under the Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Section 102 of the Delaware General Corporation Law permits a corporation to eliminate the personal liability of its directors or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our by-laws provide that no director shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he or she is party or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or such other court shall deem proper.

Item 15. Recent Sales of Unregistered Securities

Set forth below is information regarding sales of unregistered securities made by the registration within the last three years. Also included is the consideration received by the registrant for such securities and information relating to the section of the Securities Act, or rule of the Securities and Exchange Commission, under which exemption from registration was claimed.

Date	Persons or Class of Persons	Securities	Consideration
March 2015	John Karatzaferis and 8 other investors	4,982,332 shares of common stock	$498 (exclusive of additional capital contributions made by some of these investors)
March 2017	1 person	100,000 shares of common stock	Services valued at $100,000
February 2018	2 persons	35,000 shares of common stock	Services valued at $35,000

We relied upon the exemption from registration contained in Section 4(a)(2) of the Securities Act, as all of the investors were deemed to be sophisticated with respect to the investment in the securities due to their financial condition and involvement in the registrant’s business and had access to the kind of information which registration would disclose.

No underwriters or placement agents were used and no commissions were paid in the above stock transactions.  Restrictive legends were placed on the certificates evidencing the securities issued in all of the above transactions.

Item 16. Exhibits and Financial Statement Schedules

(a) Exhibits. The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement and is incorporated by reference herein.

(b) Financial Statement Schedules. Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Miami, State of Florida, on April 4, 2018.

AMERICAN-SWISS CAPITAL, INC.

By:	/s/ John Karatzaferis
John Karatzaferis
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Karatzaferis	Chief Executive Officer, Secretary, and Treasurer (Principal Executive, Financial and Accounting Officer) and Director	April 4, 2018
John Karatzaferis

/s/ Robert Sultani	Director	April 4, 2018
Robert Sultani

EXHIBIT INDEX

Exhibit Number	Description	Filed Herewith
2.1	Agreement on Transfer of Indego D.O.O. Tivat dated February 28, 2017	X
3.1	Certificate of Incorporation, as amended	X
3.2	Bylaws	X
5.1*	Opinion of Doida Law Group LLC
10.1	Convertible Promissory Note to Kayam Consulting FZE dated January 17, 2017	X
10.2	Convertible Bond Agreement with Kayam Consulting dated May 25, 2017	X
10.3	Bridging Loan Agreement with Bassam Hammad dated July 3, 2017	X
23.1	Consent of Assurance Dimensions, independent registered public accounting firm	X
23.2*	Consent of Doida Law Group LLC (included in Exhibit 5.1)
______________________________________

* To be filed by amendment.